Mantyla McReynolds  LLC
    The CPA. Never Underestimate The Value




January 31, 2006


Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC  20549


Dear Sir/Madam:

We have read the statements included in the Form 8-K dated January 31, 2006, of Hutton Holdings Corporation to be filed with the Securities and Exchange Commission and are in agreement with the statements contained in Item 4.01 insofar as they relate to our termination and our audit for the year ended June 30, 2005. We are not in a position to agree or disagree with the statements in Item 4 regarding Board approval or the engagement of another CPA.

Very truly yours,


/s/ Mantyla McReynolds, LLC
Mantyla McReynolds, LLC








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